Exhibit 4.32

AMENDMENT NUMBER 1

TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER 1, dated as of March 26, 2012 (this “Amendment”), by and among TW CONTAINER LEASING, LTD., a company with limited liability organized under the laws of Bermuda (the “Borrower”), the financial institutions listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), and WELLS FARGO SECURITIES LLC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of August 5, 2011 (the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions of the Credit Agreement; and

WHEREAS, the Majority Lenders have agreed to such amendment of the Credit Agreement, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement.

(a) Amendments. Pursuant to Section 15.12 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(i) The definition of “Debt Service Coverage Ratio” set forth in Section 1.1 of the Credit Agreement is amended to read as follows:

“Debt Service Coverage Ratio” As of any date of determination, the ratio of (a) the remainder of (i) the aggregate amount of all Owner Proceeds deposited into the Trust Account for all Collection Periods during the most recently completed Measurement Period minus (ii) the aggregate amount of the

Manager Fees, Administrative Agent Fees and Borrower Expenses for all Collection Periods during the most recently completed Measurement Period, to (b) the sum of (i) all interest, Commitment Fees and Periodic Hedge Payments payable by the Borrower (regardless of whether such amounts were actually paid) during such Measurement Period and (ii) the sum of all Hedge Termination Payments and all Scheduled Principal Payment Amounts payable by the Borrower (regardless of whether such amounts were actually paid) during such Measurement Period; provided, however, that until the first Determination Date on which the Manager Report delivered on such date indicates that the sum of (i) the Aggregate Net Book Value, and (ii) the Aggregate Net Investment Value, exceeds Two Hundred Twenty Five Million Dollars ($225,000,000), all Commitment Fees and Borrower Expenses shall be excluded from the calculation of the Debt Service Coverage Ratio. Thereafter, all Commitment Fees and Borrower Expenses (including Commitment Fees and Borrower Expenses incurred during the portion of the Measurement Period preceding such Determination Date) shall be included in the calculation of the Debt Service Coverage Ratio.

(ii) Clause (i) of the definition of “Eligible Finance Lease” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

(i) Permissible Equipment Types”. Each Owner Container that is subject to such Finance Lease is of an equipment type listed on Schedule 5 hereto and, in the case of any Funding Date occurring after the date on which at least ten Persons have become Lessees under Eligible Finance Leases and after giving effect to the acquisition by the Borrower of the Owner Containers that are subject to such Finance Lease, all Owner Containers are within the concentration limitations set forth on Schedule 5 hereto;

(iii) A new subclause (viii) is added to clause (o) of the definition of “Eligible Finance Lease” set forth in Section 1.1 of the Credit Agreement that reads as follows:

(viii) Approved Lease Form. Such Finance Lease is either (x) in the form of an Approved Lease Form, or (y) contains all of the Required Lease Provisions as determined by the Administrative Agent in its sole discretion.

(iv) A new clause (f) is added to the definition of “Lease Concentration Limits” that reads as follows:

(f) Maximum Concentration of BPO Leases. The sum of the Net Investment Values of all BPO Leases shall not exceed an amount equal to the greater of (x) Fifty Million Dollars ($50,000,000) and

(y) the product of (A) twenty five percent (25%) and (B) the sum of (i) the Aggregate Net Book Value and (ii) the Aggregate Net Investment Value.

(v) The proviso that the definition of “Lease Concentration Limits” is amended to read as follows:

“provided that, for purposes of clarification, the limitations set forth in clauses (a), (b), (c), (d) and (e) above shall not apply at any time prior to the date on which at least ten Persons described in clause (a)(1) or (a)(2) of the definition of “Eligible Lessee” have become Lessees under Finance Leases as to which Loans have been advanced.”

(vi) Section 1.1 of the Credit Agreement is hereby amended by inserting the following in the appropriate alphabetical order:

“BPO Lease” means an Eligible Finance Lease that meets both of the following criteria at the origination date of such lease:

(i) the initial term of such lease (excluding any renewal options) is five years or more but less than or equal to eight years;

(ii) such lease contains a purchase option exercisable by the related Lessee to purchase all (but not less than all) of the Owner Containers subject to such lease for a cash purchase price that is greater than $100 per Owner Container subject to such lease, but is less than or equal to the product of (x) the Net Book Value of all Owner Containers subject to such lease on the last day of the initial lease term and (y) either (a) sixty percent (60%) if the initial lease term is five years or more but less than or equal to seven years, or (b) forty five percent (45%) if the initial lease term is greater than seven (7) years but less than or equal to eight (8) years.

“Required Lease Provisions” means all of the provisions set forth on Schedule 4 to the Management Agreement, as such schedule may be amended from time to time in accordance with the terms of the Management Agreement

(vii) Exhibit F to the Credit Agreement is hereby deleted and replaced with Exhibit F hereto.

(viii) Clause (b) of Section 11.4(b) is amended and restated to read as follows:

“(b) On such Funding Date such Finance Lease is (i) properly classified as an Eligible Finance Lease, and (ii) either (x) is in the form of an Approved Lease Form or (y) contains all of the Required Lease Provisions as determined by the Administrative

Agent in its sole discretion. In connection with any determination pursuant to Section 11.4(b)(ii)(y), the Borrower (or the Manager on behalf of the Borrower) may submit to the Administrative Agent at any time a proposed Finance Lease for review. If the Administrative Agent does not notify the Borrower within ten (10) Business Days after receipt of a proposed Finance Lease that such Finance Lease does not contain all of the Required Lease Provisions then such proposed Finance Lease shall be deemed to have been approved by the Administrative Agent for all purposes under the Loan Documents.”

(b) References Within Credit Agreement. Each reference in the Credit Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

SECTION 3 Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall become effective as of the date first above written, upon receipt by the Administrative Agent of this Amendment duly executed and delivered by the Borrower, the Administrative Agent and Lenders representing in aggregate the Majority Lenders.

SECTION 4 Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Section 7 of the Credit Agreement and in the other Loan Documents; provided that any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

SECTION 5 Miscellaneous.

(a) Notice. The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Effective Date and promptly thereafter distribute to the Borrower and the Lenders copies of all documents delivered under Section 3 of this Amendment.

(b) Credit Agreement Otherwise Not Affected. Except as expressly amended pursuant hereto, the Credit Agreement thereof shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(c) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(e) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(f) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 15.12 of the Credit Agreement.

(h) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(i) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(j) Loan Documents. This Amendment shall constitute a Loan Document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TW CONTAINER LEASING, LTD.

By	/s/ Christopher C. Morris
Name: Christopher C. Morris
Title: Vice President

By	/s/ Laks Swaminathan
Name: Laks Swaminathan
Title: Vice President

THE ADMINISTRATIVE AGENT

WELLS FARGO SECURITIES LLC

By	/s/ Hatesh Singh
Name: Hatesh Singh
Title: Director

Amendment No. 1 to Credit Agreement

CONSENTED TO AND ACKNOWLEDGED BY:

THE LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Hatesh Singh
Name: Hatesh Singh
Title: Director

Amendment No. 1 to Credit Agreement